Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-37567, 33-45482, 333-63442, 333-71384, 333-81063, 333-111364 and 333-174744 on Form S-8 of our reports dated September 26, 2013 relating to the consolidated financial statements of Cracker Barrel Old Country Store, Inc., and the effectiveness of Cracker Barrel Old Country Store, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cracker Barrel Old Country Store, Inc. for the year ended August 2, 2013.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
September 26, 2013